EXHIBIT 99.1




GENERAL SIGNAL

For Immediate Release    Contact:  Sue Warner

Phone: (203) 329-1454
                         Fax:         (203) 968-7014
                         Email: Sue.Warner@HQ.Gensig.com


General Signal To Sell Pump Business to Pentair, Inc.
Board Approves Stock Repurchase of up to $150 million of Common Stock

Stamford, CT (July 21, 1997 ) -- General Signal Corporation has announced today that it has entered into an agreement to sell its Pump business unit to Pentair, Inc., a diversified manufacturer headquartered in St. Paul, Minn. The selling price is approximately $200 million. It's expected that the
sale will be completed by the fall.   Concurrently,  the
board of directors has approved a repurchase of up to $150 million of common stock .

     Included in the sale of the Pump unit will be all businesses and brands of the Pump business, including Aurora
Pump, Hydromatic, Layne & Bowler and Fairbanks Morse.


"We are pleased that the Pump business and its employees will be affiliated with such a highly respected and successful manufacturer," said General Signal chairman and CEO Michael D. Lockhart. "Pentair is committed to the pump industry, and will be able to give the GS Pump business and its employees the opportunity to be successful in an industry which has become increasingly competitive in an expanding global market," Lockhart added.

 In addition to its concentration in water products, Pentair, Inc. operates in the electrical and electronic enclosures and professional tools and equipment markets, in addition to water products.

Regarding the stock repurchase, Lockhart noted, "This action was based on the strong financial condition of the company and the attractiveness of buying the shares as a sound way to build shareholder value."




General Signal Corporation of Stamford, CT (NYSE:GSX), with
1996 sales of more than $2 billion, is a leading manufacturer of quality products serving customers in the process control, electrical control and industrial technology industries throughout the world. Please visit our web site at: http://www.Generalsignal.com.